Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-194256 and 333-196437

Free Writing Prospectus dated June 11, 2014

Social posts for the June 11th, 2014 Posts: #1) Important Disclaimer <Link to 433 legend> <Link to Fantex EJ Manuel Prospectus> <Link to Fantex Mohamed Sanu Prospectus> Meet our new iOS app: https://itunes.apple.com/us/app/fantex/id690484587?mt=8 #2) Important Disclaimer <Link to 433 legend> <Link to Fantex EJ Manuel Prospectus> <Link to Fantex Mohamed Sanu Prospectus> Fantex's new Android app: https://play.google.com/store/apps/details?id=com.fantex Link to Important Disclaimer: Fantex, Inc. has filed registration statements (that include prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 866-315-3482.

6/11/2014 Annotate Your Screenshot chrome-extension://alelhddbbhepgpmgidjdcjakblofbmce/edit.html 1/2 iTunes Store Landing Page iTunes Preview Overview Features iTunes Charts Fantex By Fantex Brokerage Services, LLC Open iTunes to buy and download apps. View More by This Developer Description Fantex is the trading platform where you can invest in stock linked to the real cash flows of professional athlete brands. Fantax Support Application License Agreement ...More What’s New in Version 1.1.1 - Bug Fix: Buys/Seller List - Bug Fix: IPU Status View In iTunes Free Category: Sports Updated: May 29, 2014 Version: 1.1.1 Size: 6.5 MB Language: English Seller: Fantex Holdings Inc. Fantex Brokerage Service, LLC Rated 4+ Compatibility: Requires IOS 6.0 or later. Compatible with iPhone, iPad, and iPad touch, This app is optimized for iPhone 5. Customer Ratings We have not received enough ratings to display an average for the current version of this applications. Day RTange 9.40-9.90 52 Week Range 9.40-10.40 Volume 500 Average Volume 1,421 Buyers List (bid) 9.90 (300) Sellers List (bid) 9.90 (150) Market Cop 4,168,890 Shares Outstanding 421,100

6/11/2014 Annotate Your Screenshot



iTunes 31,806,986 Like

App Store 9,772,442 Like

Become a fan of the iTunes and App Store pages on Facebook for exclusive offers, the inside scoop on new apps and more.

iTunes

iTunes
- Download iTunes
- Features
- iTunes Charts

More iTunes
- Digital Music Basics
- iTunes Gifts
- iTunes U
- iPod + iTunes Support
- AirPlay
- Accessibility

Working with iTunes
- Overview
- Sell Your Content
- Enhance Your Content
- Market with iTunes
- Link to iTunes

iTunes Store
- Browse iTunes Store
- Browse App Store
- Buy Music Now
- Buy iTunes Gift Cards
- Redeem iTunes Gift Cards
- iTunes Corporate Sales
- Free Single of the Week

Shop the Apple Online Store (1-800-MY-APPLE), visit an Apple Retail Store, or find a reseller.

Apple Info | Site Map | Hot News | RSS Feeds | Contact Us |

Copyright © 2014 Apple Inc. All rights reserved. Terms of Use | Privacy Policy

chrome-extension://alelhddbbhepgpmgidjdcjakblofbmce/edit.html 2/2

6/11/2014 Google Play Store Landing Page

Google play

Search

Apps

My apps

Shop

Games

Editors' Choice

Fantex: Stock News & Trading

Fantex Brokerage Services, LLC - May 27, 2014

Finance

Install

Add to Wishlist

This app is compatible with all of your devices.

★★★★½ (2)

+1 Recommend this on Google



Description

Fantex is the trading platform where you can invest in stock linked to the real cash flows of professional athlete brands.
Our mobile app was designed to provide account holders and potential investors a platform to monitor Fantex stocks and act upon that information.

1) Real-time information, when you need it.
Access to stock quotes, IPO announcements, and athlete brand info.

2) Breaking news, when it happens.
Tap into breaking news on players, teams, and Fantex.

3) Portfolio management, when you want it.
Place stock trades, reserve IPO shares, and monitor your Fantex portfolio.

Note: An investment is a tracking stock represents an investment in Fantex, Inc. as a whole. Holders of shares of a tracking stock will have no direct investment in the business or assets attributed to the brand contract, associated brand or athlete.

Apps

My apps

Shop

Games

Editors' Choice

Reviews

Write a Review

chrome-extension://aelhddbbhepgpmgidjdcjakblofbmce/edit.html 1/2

6/11/2014 Annotate Your Screenshot chrome-extension://alelhddbbhepgpmgidjdcjakblofbmce/edit.html 2/2 4.5 5 4 3 2 1 1 1 0 0 0 2 total What’s New Bug fixes Additional information Updated May 27, 2014 Size 2.4M Installs 50 - 100 Current Version 1.1.1 Requires Android 4.0 and up Content Rating Everyone Contact Developer Visit Developer’s Website Email Developer Privacy Policy Permissions View details Report Flag as inappropriate 2014 Google Site Terms of Service Devices Terms of Sale Privacy Policy Developers Artists